News Release

Investor Contacts:

Andrew Gibson

Edison Group

taronis@edisongroup.com

Taronis Acquires Los Angeles-Based Industrial Gas Distributor

Taronis Adds $4.5 Million in Annual Revenue, now a Top Five Player in the Two
Largest Metal Cutting Fuel Markets in the US

TAMPA, FL – February 26, 2019 – Taronis Technologies, Inc. (“Taronis” or “the Company”) (NASDAQ: TRNX), a leading clean technology company in the renewable resources and environmental conservation industry, today announced that the Company has completed the acquisition of one of the largest independently owned industrial gas distributors in Los Angeles, CA. The acquired company generates approximately $4.5 million in annual sales, and has five retail locations across the Los Angeles metro market. The acquired company also sells industrial gases and welding supply products into the Mexican markets in Baja California and Sonora, through a relationship with one of the largest independent industrial gas operators in the region. The transaction was structured as an asset purchase, with a cash purchase price of $2.5 million.

This transaction effectively completes the initial phase and business objectives of the Company’s acquisition program initiated in early 2017. These objectives were originally as follows:

●	Establish a top five independent industrial gas business in the two largest industrial gas markets in the United States
●	Generate sufficient customer interest to support new Taronis production facilities in East Texas, Northern California and Southern California
●	Leverage our proprietary, patented technology to grow our market position to at least $100 million in approximately five years
●	Establish a clear operational vision supporting the ability to further grow each market to at least $100 million within approximately ten years, and selectively expand the regional footprint to support a combined $250 million US industrial gas business
●	Increase the Company’s revenue base to a level that creates a clear and imminent path to cash flow positive operations
●	Expand the Company’s access to capital, particularly the bank debt markets, to effectively leverage our balance sheet and enhance the potential return on equity for shareholders
●	Leverage that platform of financial scale and stability to fund international expansion, to fund further research and development for renewable fuel products, and to launch a scalable water decontamination business

“This acquisition is the final milestone in first phase of our initial business plan set forth in early 2017,” commented Scott Mahoney, Chief Executive Officer of Taronis Technologies. “Two years ago, our Board established a series of business objectives. This plan required making a series of carefully selected acquisitions in California and Texas that would enable our Company to become a top five independent competitor in the most attractive markets in the US today for industrial gases. With this transaction, we have completed that critical goal.”

Mr. Mahoney continued, “After completing nine acquisitions in the past thirteen months, we have increased our revenue run rate by approximately 800%, and believe that we can now reduce our acquisition rate. Our goal was to quickly reach a scale that could sustainably fund our research and development efforts, our corporate overhead, and create a largely self-funded business model. We chose to take this path because we felt it would be a much more cost effective and efficient method of penetrating extremely competitive markets as compared to a much slower, more costly path through organic expansion. And as a result, we accomplished in a little over one year what could have taken more than twenty years to do organically.”

Mr. Mahoney concluded, “We are now able to shift much of our operational focus to the deployment of our metal cutting fuel production capabilities across Texas and California. Our goal is to convert all of our traditional metal cutting fuel clients to our patented MagneGas metal cutting fuel product. We produce the only renewable metal cutting fuel in the world, and believe it is a vastly superior product. We believe in our cleaner, safer, smarter solution, and we intend to aggressively demonstrate these benefits to our clients and the broader market in 2019 and beyond.”

About Taronis Technologies, Inc.

Taronis Technologies, Inc. (TRNX) owns a patented plasma arc technology that enables two primary end use applications for fuel generation and water decontamination.

The Company’s fuel technology enables a wide use of hydrocarbon feedstocks to be readily converted to fossil fuel substitutes. The Company is developing a wide range of end market uses for these fuels, including replacement products for propane, compressed natural gas and liquid natural gas. The Company currently markets a proprietary metal cutting fuel that is highly competitive with acetylene. The Company distributes its proprietary metal cutting fuel through Independent Distributors in the U.S and through its wholly owned distributors: ESSI, Green Arc Supply, Paris Oxygen, Latex Welding Supplies, Tyler Welders Supply, United Welding Supplies, Trico Welding Supply and Complete Welding of San Diego. The Company operates 17 locations across California, Texas, Louisiana, and Florida.

The Company’s technology can also be implemented for the decontamination of waste water, including sterilizing water, eradicating all pathogens. The technology is being tested to determine if it can completely eliminate pharmaceutical contaminants such as antibiotics, hormones and other soluble drugs suspended in contaminated water. Lastly, the technology process is capable of reducing or eliminating other contaminants, such as harmful metals, as well as nitrogen, phosphorus, and potassium levels that trigger toxic algae blooms. The technology has prospective commercial applications in the agricultural, pharmaceutical, and municipal waste markets. For more information on Taronis, please visit the Company’s website at http://www.TaronisTech.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.